                                                                    Exhibit 99.1

                              Footnotes to Form 3

(1) This amount excludes an aggregate of 405,052 shares of Class A common stock that the Reporting Persons have irrevocably agreed to sell to the Issuer upon closing of the initial public offering ("IPO"), at a price per share equal to the IPO price of the Class A common stock minus underwriting discounts. This transaction was approved by the board of directors of the
    Issuer for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as
    amended.

(2) SEA VII Management, LLC ("Spectrum") manages funds that collectively own
    2,952,733 shares of Class A common stock of the Issuer and 28,352,972 shares of Class B common stock of the Issuer, which are represented as follows: (i)
    2,952,733 shares of Class A common stock held directly by SE VII DHC AIV
    Feeder, L.P. ("Spectrum Feeder"), (ii) 28,287,857 shares of Class B common stock held directly by SE VII DHC AIV, L.P. ("SE VII DHC AIV"); (iii) 41,104
    shares of Class B common stock held directly by Spectrum VII Investment
    Managers Fund, L.P. ("Spectrum Investment Managers Fund"); and (iv) 24,011
    shares of Class B common stock held directly by Spectrum VII Co-Investment
    Fund, L.P. ("Spectrum VII Co-Investment Fund" and, together with Spectrum
    Feeder, SE VII DHC AIV, Spectrum Investment Managers' Fund and Spectrum VII
    Co-Investment FUnd, the "Spectrum Funds").

(3) SEA VII Management, LLC is the general partner of Spectrum Equity
    Associates VII, L.P., which in turn is the general partner of the Spectrum
    Funds.

(4) Each Reporting Person disclaims Section 16 beneficial ownership of the shares reported herein except to the extent of its pecuniary interest therein, if any, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Section 16 or any other purpose.

(5) The Reporting Person may exchange LLC Units of AIDH Topco, LLC for shares of
    Class A Common Stock of the Issuer on a one-for-one basis, subject to certain exceptions, conditions and adjustments. The LLC Units of AIDH Topco,
    LLC have no expiration date. At the time of any such exchange, an equal number of shares of Class B Common Stock of the Issuer held by the Reporting
    Person, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Issuer are entitled to vote generally, are cancelled.